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                                                                    EXHIBIT 11




                  VOICE POWERED TECHNOLOGY INTERNATIONAL, INC.
                      COMPUTATION OF LOSS PER COMMON SHARE
                                  (Unaudited)


                                                        Three Months Ended         Three Months Ended
                                                             3/31/96                    3/31/97
                                                        ------------------         ------------------
ENDING MARKET PRICE PER SHARE                               $      1.56               $       .16
                                                            -----------               -----------

AVERAGE MARKET PRICE PER SHARE                              $      1.66               $       .27
                                                            -----------               -----------

EARNINGS:
Net loss applicable to common stock                         $  (780,400)              $(1,386,300)
                                                            ===========               ===========

PRIMARY EARNINGS PER SHARE:

Weighted average number of common shares outstanding         13,034,429                13,949,072

Incremental shares assuming all dilutive options
  and warrants exercised and proceeds used to
  purchase shares in the market at the average
  stock price during the period                                       0                         0
                                                            -----------               -----------

Total                                                        13,034,429                13,949,072
                                                            ===========               ===========

Primary loss per share                                      $      (.06)              $      (.10)
                                                            ===========               ===========

FULLY DILUTED LOSS PER SHARE:

Weighted average number of common shares outstanding         13,034,429                13,949,072

Incremental shares assuming all dilutive options and
  warrants exercised and proceeds used to purchase
  shares in the market at the average stock price
  during the period, or the stock price at the end
  of the period, whichever is higher                                  0                         0
                                                            -----------               -----------

Total                                                        13,034,429                13,949,072
                                                            ===========               ===========

Fully diluted loss per share                                $      (.06)              $      (.10)
                                                            ===========               ===========






Note: Common stock equivalents for 1996 and 1997 have not been considered as their effect would be anti-dilutive.